Cross Country Healthcare to Participate in SunTrust Robinson Humphrey 2013 Financial Technology, Business and Government Services Unconference

BOCA Raton, Fla. – October 14, 2013 – Cross Country Healthcare, Inc. (Nasdaq: CCRN) announced today that it is scheduled to participate in the SunTrust Robinson Humphrey 2013 Financial Technology, Business and Government Services Unconference on Thursday, November 14, 2013, being held at the Le Parker Meridien Hotel in New York, New York. This event consists of small group and one-on-one investor meetings and no formal presentations are being made.

About Cross Country Healthcare
Cross Country Healthcare, Inc. is a leader in healthcare staffing with a primary focus on providing nurse, allied and physician (locum tenens) staffing services and workforce solutions to the healthcare market. The Company believes it is one of the top two providers of nurse and allied staffing services, one of the top four providers of temporary physician staffing services, and one of the top four providers of retained physician and healthcare executive search services. The Company also is a leading provider of education and training programs specifically for the healthcare marketplace. On a company-wide basis, Cross Country Healthcare has approximately 4,000 contracts with hospitals and healthcare facilities, and other healthcare organizations to provide our staffing services and workforce solutions. Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail.
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CONTACT:
Cross Country Healthcare, Inc.
Emil Hensel, Chief Financial Officer
561-237-2020
ehensel@crosscountry.com